Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Appoints Vivie “YY” Lee to Board of Directors

St. Louis, Missouri – March 31, 2023 - Belden Inc. (NYSE: BDC), a leading global supplier of specialty networking solutions, announced that with immediate effect, it has appointed Vivie “YY” Lee as a Director and member of the Audit Committee.

Ms. Lee brings over 30 years of experience in the software industry, including her experience in senior operational roles as a chief executive officer and chief operations officer. Ms. Lee most recently served as Chief Strategy Officer for Anaplan, a company specializing in subscription cloud-based business planning software. Her previous experience includes the CEO role at FirstRain, Inc., which was acquired by Ignite Technologies. She previously held management and product leadership positions with Cadence Design Systems, Aqueduct Software, Synopsys Inc., 8x8 Inc. and AT&T Bell Laboratories. Ms. Lee currently serves as a member of the board of directors for Synaptics Incorporated and Commvault Systems, Inc.

Ashish Chand, President and CEO of Belden Inc., said, “We are excited to welcome YY Lee to Belden’s Board of Directors. Her impressive executive leadership experience with trusted solutions organizations will provide enormous value to Belden.”

About Belden

Belden Inc. delivers the infrastructure that makes the digital journey simpler, smarter and secure. We’re moving beyond connectivity, from what we make to what we make possible through a performance-driven portfolio, forward-thinking expertise and purpose-built solutions. With a legacy of quality and reliability spanning 120-plus years, we have a strong foundation to continue building the future. We are headquartered in St. Louis and have manufacturing capabilities in North America, Europe, Asia, and Africa. For more information, visit us at www.belden.com; follow us on Facebook, LinkedIn and Twitter.

Contact:
Aaron Reddington, CFA
Vice President, Investor Relations
317-219-9359
Investor.Relations@belden.com

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